NATIONS SEPARATE ACCOUNT TRUST

Nations Asset Allocation Portfolio
Nations Value Portfolio
Nations Marsico Growth Portfolio
Nations Marsico Focused Equities Portfolio
Nations Marsico MidCap Growth Portfolio
Nations Marsico 21st Century Portfolio
Nations Small Company Portfolio
Nations International Value Portfolio
Nations Marsico International Opportunities Portfolio
Nations High Yield Bond Portfolio (the Funds)

77E Legal Proceedings


On February 9, 2005,Banc of America Capital Management, LLC (BACAP) and BACAP Distributors entered into an Assurance of Discontinuance with the New York Attorney General (the NYAG Settlement) and consented to the entry of a cease-and -desist order by the SEC (the SEC Order). A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005 and a copy of the SEC Order is available on the SECs website at http://www.sec.gov. Under the terms of the NYAG Settlement and SEC Order, BACAP and BACAP Distributors have agreed, among other things, to pay disgorgement and civil money penalties, to undertake various remedial measures to ensure compliance with the federal securities laws related to certain mutual fund trading practices, to retain an independent consultant to review their applicable supervisory, compliance, control and other policies and procedures and to reduce management fees for five years. BACAP and BACAP Distributors are currently in the process of implementing the various terms of the NYAG Settlement and SEC Order.

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Nations Funds, its Board of Trustees, the Bank of America Corporation and certain of its affiliates, including BACAP and BACAP Distributors (collectively BAC). On February 20, 2004, the
Judicial Panel on Multidistrict Litigation transferred these cases and cases against several other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (MDL). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds against BAC and others that asserts claims under the federal securities laws and state common law. Nations Funds is a nominal defendant in this action. The MDL is ongoing. Accordingly, an estimate of the financial impact of this litigation on any Fund, if any, cannot currently be made.

77Q1 Exhibits

                               NATIONS FUNDS TRUST
                         NATIONS MASTER INVESTMENT TRUST
                         NATIONS SEPARATE ACCOUNT TRUST

     POLICY AND PROCEDURES REGARDING INVESTMENTS IN OTHER INVESTMENT COMPANIES

                                     POLICY

It is the policy of Nations Funds Trust, Nations Master Investment Trust and Nations Separate Account Trust (each a "Trust" and collectively, the "Trusts") and the series thereof (each a "Nations Fund" and collectively, the "Nations Funds") to comply with the requirements of Section 12(d)(1) of the Investment Company Act of 1940, as amended (the "1940 Act"), the rules and regulations thereunder, as well as any exemptive orders received from time-to-time thereunder with respect to investments in other investment companies (the "Policy").

                                   ************

o No Nations Fund will purchase shares of another investment company or sell such Nations Fund's shares to another investment company beyond the ownership thresholds of Section 12(d)(1) or the rules and regulations thereunder, except to the extent that the exemptive orders referenced below, or any other orders received from time-to-time, permit a Nations Fund to exceed those thresholds.

o A Nations Fund may purchase multiple investment companies within the same group of investment companies (i.e., other Nations Funds), Government securities and short-term paper, and may also purchase directly certain debt and equity securities or other financial instruments (other than shares of unaffiliated investment companies (i.e., non-Nations Funds) or shares of affiliated, unregistered funds), as long as such Nations Fund complies with the terms and conditions of the exemptive order that Nations Funds obtained from the SEC in December 2000.

o A Nations Fund may invest its uninvested cash and securities lending cash collateral in one or more affiliated Nations Fund money market funds as long as such Nations Fund complies with the terms and conditions of the exemptive order that Nations Funds obtained from the SEC in July 1997.

                IMPLEMENTATION OF POLICY AND RESPONSIBLE PARTIES

Pursuant to each Trust's respective Investment Advisory Agreement(s), with Banc of America Capital Management, LLC ("BACAP"), each Trust has delegated the administration and oversight of the Policy to BACAP. In accordance with this delegated authority, BACAP has adopted specific procedures to ensure compliance with Section 12(d)(1) and the exemptive orders issued to the Nations Funds under
Section 12(d)(1).